Exhibit 10.10
AMENDMENT NO. 1 TO
THE QUEST DIAGNOSTICS PROFIT SHARING PLAN
(as amended and restated effective August 15, 2021)
The Quest Diagnostics Profit Sharing Plan, as presently maintained under an amendment and restatement effective August 15, 2021 (the “Plan”), is hereby amended in the following respects, effective as provided:
1.Effective January 1, 2022, the first paragraph of the definition of “Deferral Compensation” in Article I (“Definitions”) will be amended and restated to provide:
“Deferral Compensation – An Employee’s wages as defined in Code Section 3401(a) and all other payments of compensation to an Employee by an Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Code Sections 6041(d), 6051(a)(3) and 6052, excluding reimbursements or other expense allowances, service awards, RecognitionQuest awards, cash and non-cash fringe benefits (e.g., employee discounts), moving expenses, deferred compensation, SDCP sign on bonus, and welfare benefits (including but not limited to payments made by an insurance carrier under an Employer’s disability program), but including Employee Pre-Tax Contributions to this Plan, pre-tax employee contributions to a Code Section 125 plan and pre-tax employee contributions to purchase qualified transportation fringe benefits pursuant to Code Section 132(f)(4).”
2.Effective January 1, 2020, Section 5.8(b) is amended and restated to provide:
“(b)    The requirements of subsections (c) – (f) of this Section will apply for purposes of determining required minimum distributions and will take precedence over any inconsistent provisions of the Plan. All distributions required under subsections (c) – (f) will be determined and made in accordance with the Regulations under Code Section 401(a)(9) and the minimum distribution incidental benefit requirements of Code Section 401(a)(9)(G). Notwithstanding any provisions of subsections (c) – (f), a Participant or Beneficiary who would have been required to receive a distribution under this Plan and Code Section 401(a)(9) in 2020 paid after April 1, 2020 (or paid in 2021 for the 2020 calendar year for a Participant with a required beginning date of April 1, 2021) but for the enactment of Code Section 401(a)(9)(I) (the “2020 RMDs”), and who would have satisfied that requirement by receiving distributions that are equal to the 2020 RMDs, will not receive those distributions unless such Participant or Beneficiary elects to receive the 2020 RMD. A Participant or Beneficiary who receives a payment with respect to 2020 that otherwise would have qualified as a required minimum distribution, including payments made in 2020 before the implementation of the special rules for 2020 RMDs, may

Exhibit 10.10
be permitted to roll such distribution over to an eligible retirement plan (as defined in Section 5.9(b)(2)).”
3.Effective January 1, 2020, Sections 5.8(f)(5) (“Required beginning date”) and 5.8(f)(6) (“5% owner”) are amended and restated to provide:
“(5)    Required beginning date – April 1 of the calendar year following the later of the calendar year in which the Participant attains age 72 (age 70½ if the Participant was born before July 1, 1949) or retires, except in the case of a Participant who is a 5% owner in which case it is April 1 of the calendar year following the calendar year in which he attains age 72 (age 70½ if the Participant was born before July 1, 1949).
(6)    5% owner – A Participant is treated as a 5% owner for purposes of this Section if he is a 5% owner as defined in Code Section 416 at any time during the Plan Year ending with or within the calendar year in which he attains age 72 (age 70½ if the Participant was born before July 1, 1949). Once required distributions have begun to a 5% owner under this Section, they must continue to be distributed, even if he ceases to be a 5% owner in a subsequent year.”
4.Effective January 1, 2023, Section 5.12(b) is amended and restated to provide:
“(b)    Notwithstanding any provision of this Plan to the contrary, to the extent that any optional form of benefit under this Plan permits a distribution prior to the Participant’s attaining age 59½, retirement, death, Total and Permanent Disability or Severance from Service Date and prior to Plan termination, the optional form of benefit is not available with respect to benefits attributable to assets (including the post-transfer earnings thereon) and liabilities that are transferred, within the meaning of Code Section 414(l), to this Plan from a money purchase pension plan or a defined benefit plan qualified under Code Section 401(a) (other than the portion of those transferred assets and liabilities attributable to after-tax voluntary Employee contributions or to a direct or indirect rollover contribution, provided that portion was not subject to such distribution restrictions under the transferor plan or such distribution restrictions have been waived under this Plan).”
5.Effective January 1, 2023, Section 6.3 (“Non-Hardship Withdrawals”) is amended and restated to provide:
“(a)    A Participant who is employed by an Employer or an Affiliate and who has attained age 59½ may elect to make a cash withdrawal from his vested Account in the form provided under Article V (or Appendix F, if applicable) at any time following the attainment of such age.

Exhibit 10.10

(b)    In addition to the withdrawals available under Section 6.2, but no more than once in any 12-month period, a Participant shall be allowed to withdraw all or part of the value of his Employee After-Tax Sub-Account (if any) for any reason.
(c)    (1)    In accordance with Section 113 of the Setting Every Community Up for Retirement Enhancement Act (the “SECURE Act”), a Participant may, during the one-year period beginning on the date on which (x) the child of the Participant is born or (y) the legal adoption by the Participant of an eligible adoptee (as defined in Code Section 72(t)(2)(H)(iii)(II)) is finalized, take a qualified birth or adoption distribution of up to $5,000 per child or eligible adoptee, as certified by the Participant.
(2)    A Participant who takes a birth or adoption distribution may elect to repay all or a portion of such distribution to the Plan (and those repayments will not be subject to the IRS contribution limits). The Department shall accept a re-contribution of a birth or adoption distribution provided it reasonably concludes that such re-contribution is eligible for direct rollover treatment under Section 113 of the SECURE Act, and such re-contribution is made in accordance with guidance, rules or regulations established by the Internal Revenue Service.
(3)    This Section 6.3(c) shall apply notwithstanding anything in the Plan to the contrary, and is intended to be administered in accordance with, and subject to the limitations of the SECURE Act and any guidance, rules or regulations issued by the Internal Revenue Service.
(d)    Any withdrawal elected pursuant to this Section 6.3 shall be made through an Appropriate Request, and shall be paid as soon as administratively feasible following receipt of the Appropriate Request. Withdrawn amounts (other than a qualified birth or adoption distribution) may not be repaid to the Trust Fund.
(e)    Withdrawals shall be charged against the available sub-accounts within the Account in such order as the Department shall determine. Within each sub-account, withdrawals shall be charged against the separate Investment Options under such procedures as the Department may determine.
(f)    Certain Merged Plans are subject to additional rules contained in an Appendix to the Plan.
(g)    Notwithstanding the preceding, non-hardship withdrawals may not be made to the extent a disbursement restriction is in effect under Section 5.10(b).”

Exhibit 10.10

6.Effective April 6, 2020, the following new Section 6.7 (“Coronavirus-Related Distributions and Loan Relief”) is inserted immediately following Section 6.6 (“Qualified Reservist Distribution”):
“6.7 Coronavirus-Related Distributions and Loan Relief. Notwithstanding any provision of the Plan to the contrary, a Participant who is a “Qualified Individual” (as defined in paragraph (a)) may access amounts in the Participant’s Account through a coronavirus distribution (“CV Distribution”) or loan (“CV Loan”), and may also be eligible for special loan repayment relief during the coronavirus pandemic, as described in this Section. This Section 6.7 is intended to be administered in accordance with, and subject to the limitations of Sections 2202(a) and (b) of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, and any guidance, rules or regulations issued by the Internal Revenue Service.
(a) Qualified Individual. A Participant shall be a Qualified Individual for purposes of this Section 6.7 if the Participant certifies, in accordance with procedures established by the Department, that the Participant has experienced one of the following events:
(1)    the Participant is diagnosed with the SARS-CoV-2 virus or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act);
(2)    the Participant’s spouse or dependent is diagnosed with such virus or disease; or
(3)    the Participant experiences adverse financial consequences stemming from the virus or disease as a result of the closing or reduction of hours of a business owned or operated by the Participant, the Participant’s spouse or a member of the Participant’s family, or the Participant, the Participant’s spouse or a member of the Participant’s household (A) being quarantined, furloughed, laid off, having reduced work hours, (B) being unable to work due to lack of child care, or (C) having a reduction in pay or having a job offer rescinded or start date for a job delayed.
(b) CV Distributions. A Participant who is a Qualified Individual may, for the period beginning April 6, 2020 and before December 31, 2020 (or such other end date as specified in guidance, rules or regulations issued by the Internal Revenue Service), take a CV Distribution from the Participant’s vested Account (other than from the Participant’s QJSA Portion) with such sources in the Participant’s Account being depleted in accordance with procedures established by the Department. A Participant may take as many CV Distributions as the Participant chooses under the

Exhibit 10.10
Plan; however, the aggregate amount of a Participant’s CV Distributions under the Plan and any other eligible retirement plan under which the Participant participates may not exceed $100,000, as certified by the Participant.
A CV Distribution shall not be subject to the 10% early distribution penalty under Code Section 72(t) or 20% mandatory income tax withholding. In addition, a Participant who takes a CV Distribution and who is has not incurred a severance from employment may elect to repay all or a portion of such distribution to the Plan within three years of the CV Distribution (and those repayments will not be subject to the IRS contribution limits), and the Plan shall accept a re-contribution of a CV Distribution as described herein provided that such re-contribution is eligible for direct rollover treatment under Section 2202(a)(3) of the CARES Act, and such re-contribution is made in accordance with and guidance, rules or regulations issued by the Internal Revenue Service Notice.
(c) CV Loans and Suspension of Loan Repayments. For a Qualified Individual, the maximum loan amount under Section 6.1 and the provisions of the Loan Policy is increased for loans taken from May 5, 2020 until September 22, 2020 (or such other end date as specified in guidance, rules or regulations issued by the Internal Revenue Service) to the lesser of (1) $100,000 reduced by the excess (if any) of the highest outstanding balance of loans during the one year period ending on the day before the loan is made over the outstanding balance of loans from the Plan on the date the loan is made, or (2) 100% of the Participant’s vested Account under the Plan. Loan repayments for any such new loan subject to the increased maximum loan amount described in the previous sentence will be automatically suspended until January 1, 2021.
A Qualified Individual may suspend until January 1, 2021, loan repayments for any other loan due between May 15, 2020 through December 31, 2020. When loan payments recommence as soon as administratively feasible after January 1, 2021, they will be reamortized to reflect any suspended payments, adjusted for interest, and the term of the loan will be extended by the suspension period, notwithstanding anything in Section 6.1(d) or the Loan Policy to the contrary.”
7.Effective November 1, 2022, the chart in Appendix G, A. is amended and restated to provide:

8. Name of Merged Plan	Merger Date
med fusion 401(k) Plan	January 18, 2018
MedXM 401(k) Plan	March 1, 2019
Cleveland Heartlab 401(k) Plan	May 2, 2019

Exhibit 10.10

ReproSource, Inc. 401(k) Retirement Plan	July 25, 2019
PhenoPath Laboratories 401(k) Plan	August 1, 2019
Pack Health 401K	November 1, 2022

8.Effective November 1, 2022, the following new Appendix G., B.(a)(6) is inserted immediately following Appendix G., B.(a)(5):
“(6)    Pack Health 401K.”
9.Effective November 1, 2022, the following new Appendix G., C. (g) is inserted immediately following Appendix G., C.(f):
“(g)    Pack Health 401K
(1)    A Participant who was a Pack Health 401K participant and who has retired or otherwise terminated employment may make a partial withdrawal of all or any portion of his Pack Health 401K sub-accounts that were transferred to this Plan upon the merger of the Pack Health 401K into this Plan. Withdrawn amounts may not be repaid to the Trust Fund. Withdrawals shall be charged against the available sub-accounts within the Account in such order as the Benefits Administration Committee may determine. Within each sub-account, withdrawals shall be charged against the separate Investment Options under such procedures as the Benefits Administration Committee may determine.”
As evidence of its adoption of this Amendment, Quest Diagnostics Clinical Laboratories, Inc. has caused this Amendment to be executed December 5, 2022.
Quest Diagnostics Clinical Laboratories, Inc.
By: /s/ Cecilia K. McKenney
Cecilia K. McKenney
Senior Vice President, Chief Human Resources Officer